INVESTOR CONTACT: Mark Kochvar S&T Bancorp, Inc. Chief Financial Officer 724.465.4826 mark.kochvar@stbank.com
FOR IMMEDIATE RELEASE
S&T Bancorp, Inc. Increases Quarterly Cash Dividend
INDIANA, Pa. - January 25, 2023 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, approved a $0.32 per share cash dividend on January 25, 2023.This is an increase of $0.03, or 10.3 percent, compared to a cash dividend of $0.29 in the same period in the prior year. The annualized yield using the January 24, 2023 closing price of $32.37 is 4.0 percent. The dividend is payable February 23, 2023 to shareholders of record on February 10, 2023.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is an $8.9 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902 and operates in Pennsylvania and Ohio. S&T Bank was recently named by Forbes as a 2022 Best-in-State Bank. S&T Bank also received the highest ranking in customer satisfaction for retail banking in the Pennsylvania region by J.D. Power in 2022. For more information visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram and LinkedIn.